ENERGROUP HOLDINGS CORPORATION
No. 9, Xin Yi Street, Ganjingzi District
Dalian City, Liaoning province
People’s Republic of China 116039

December 31, 2007

Mr. Chen Fuyuan
No. 9 Xin Yi Street
Ganjingzi District
Dalian, PRC 116039

Re:	Executive Employment Agreement - Chief Operating Officer

Dear Mr. Chen,

Energroup Holdings Corporation, a Nevada corporation (the "Company"), is pleased to offer you the position of Chief Operating Officer ("COO”), at a yearly salary of USD $100,000 payable to you in monthly installments in accordance with the Company’s standard payroll practices for salaried employees. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

The Company agrees that you will be entitled to the benefits that the Company customarily makes available to employees in positions comparable to yours.

In the event that you depart from the Company for any reason, you agree to refrain from using or disclosing the Company’s confidential information in any manner which might be detrimental to or conflict with the business interests of the Company. This Agreement does not prevent a former employee from using his or her general knowledge and experience-no matter when or how gained, in any new field or position.

In the event of your departure, you agree that all inventions conceived or developed by you in which trade secret information of the Company was used, or that relate to the business of the Company or to the Company's actual or demonstrably anticipated research and development, or that result from any work performed by you for the Company will remain the property of the Company. All other inventions conceived or developed by you during the term of this Agreement will remain your property.

The Company agrees that you have the right to terminate your employment by giving the Company prior notice with or without cause, and the Company reserves for itself an equal right. We both agree that any dispute arising with respect to your employment, the termination of that employment, or a breach of any covenant of good faith and fair dealing related to your employment, shall be conclusively settled by final and binding court in Liaoning Province in the People’s Republic of China.

This letter contains the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement, although the Company’s Board of Directors or appropriate committee thereof, may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and other employees. Should you have any questions with regard to any of the items indicated above, please contact the undersigned. Kindly indicate your consent to this employment agreement by signing and returning a copy of this letter to the Company.

Your starting date for commencement of employment will be the date of closing of the reverse takeover transaction under the Company’s Share Exchange Agreement dated December 2007, unless otherwise mutually agreed in writing.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have entered into this Executive Employment Agreement as of the date first written above.

CHIEF OPERATING OFFICER:	CHEN FUYUAN, an individual

By:
Chen Fuyuan

COMPANY:	ENERGROUP HOLDINGS CORPORATION

By:
Name: Shi Huashan
Title: Chief Executive Officer